EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated October 3, 2006, relating to our audit of the Statement of Direct Revenues and Direct Operating Expenses – Assets acquired from Stallion Energy LLC for the years ended December 31, 2005 and 2004, in the Registration Statement on Amendment #1 to Form S-3 and related Prospectus of Linn Energy, LLC for the registration of units representing limited liability company interests.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Hein & Associates LLP

Houston, Texas
October 29, 2007